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                                                                    Exhibit 99.1

                    EXTINGUISHMENT AND TERMINATION AGREEMENT

      EXTINGUISHMENT AND TERMINATION AGREEMENT dated the 6th day of December, 2004 BETWEEN:

            TIFFANY & CO. INTERNATIONAL, a corporation incorporated under the laws of the State of Delaware

            (the "Purchaser")

                                                               OF THE FIRST PART

            and

            ABER DIAMOND CORPORATION (formerly known as Aber Resources Ltd.), a corporation continued under the laws of Canada

            ("Aber" or the "Company")

                                                              OF THE SECOND PART

      WHEREAS the Purchaser and the Company are parties to a private placement subscription agreement dated July 16, 1999 (the "Private Placement Subscription Agreement") pursuant to which the Company issued and sold to the Purchaser 8,000,000 common shares (the "Purchased Shares") in the capital of the Company;

      AND WHEREAS the Purchaser desires to sell the Purchased Shares and the Company is prepared, subject to the terms and conditions of this Agreement, to cancel and extinguish certain provisions of the Private Placement Subscription Agreement in respect of such sale.

      NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

1.    EXTINGUISHMENT

      Under Section 9.1(b) of the Private Placement Subscription Agreement, the Company has certain rights with respect to the sale by the Purchaser of the Purchased Shares (the "Rights"). The Company hereby agrees to cancel and extinguish the Rights with respect to the sale by the Purchaser of all (but not less than all) of the Purchased Shares through Merrill Lynch Canada Inc. and its affiliates in association with one or more of the following firms: CIBC World Markets Inc., Scotia Capital Inc. and UBS Securities Canada Inc. and their respective affiliates

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(such dealers, and/or such other dealers as the Company may approve in writing, such approval not to be unreasonably withheld, being hereinafter collectively referred to as the "Agents") upon the payment by the Purchaser to the Company of the sum of US$7 million (the "Extinguishment Fee") provided that:

      (a) such cancellation and extinguishment of the Rights shall only be applicable to a sale of the Purchased Shares to or through the Agents;

      (b) the Agents shall have covenanted and agreed with the Company in an enforceable agreement that:

            (i) they shall promptly disclose in reasonable detail to the satisfaction of the Company the identities of the persons (the "Ultimate Purchasers") who have agreed to purchase from the Agents the Purchased Shares;

            (ii) the Agents shall not sell to any Ultimate Purchaser or group of Ultimate Purchasers under common control more than 2,000,000 of the Purchased Shares without the Company's prior written consent; and

      (c) the Board of Directors of the Company shall have received the written resignation (such resignation to be substantially in the form attached as Schedule "A") of James Fernandez as a director of the Company, such resignation to take effect immediately.

2.    COVENANTS OF THE COMPANY

      The Company covenants and agrees that, contemporaneously with the execution and delivery of this Agreement, the Company shall provide written confirmation to the Agent(s) that, as of the time of execution of this Agreement, other than as disclosed in the press release of Aber to be issued upon execution of this Agreement, since the time of issuance of Aber's press release and management's discussion and analysis on December 6, 2004, there has not occurred any "material change" (as such term is defined in the Securities Act (Ontario)) in respect of the Company.

3.    EFFECTIVE TIME OF EXTINGUISHMENT

      The cancellation and extinguishment of the Rights shall be effective immediately, subject to the provisions of paragraph 1(a) above.

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4.    PAYMENT

      The Purchaser agrees to pay the Extinguishment Fee by wire transfer to the account of the Company as specified in Schedule "B", such wire transfer to be sent not later than 12:00 noon EST on Thursday, December 9, 2004.

5.    TERMINATION OF COVENANTS

      The Purchaser and the Company covenant and agree that with effect as of the date hereof:

      (a) the covenants of the Company under clauses 8.1(c), (d), (e) and (f) of the Private Placement Subscription Agreement shall terminate and be of no further force or effect;

      (b) the Purchaser and the Company irrevocably acknowledge and agree that the respective covenants, representations, warranties and agreements of the Purchaser and the Company set forth in Articles 2 through 7, inclusive, of the Private Placement Subscription Agreement have, as applicable, been satisfied and fulfilled and that no basis exists for a claim by the Company or the Purchaser under Article 10 exists in respect of any breach thereof.

6.    INDEMNIFICATION

      If, at any time, the Company is assessed an amount by any Canadian taxing authority for any value added or sales taxes in respect of any amount paid to the Company under this Agreement, the Purchaser shall immediately pay to the Company, in addition to any amounts payable to the Company under this Agreement, any amount so assessed, and required to be borne by the Company, including any value-added or sales tax and any penalties and interest which may be payable or assessed against the Company in connection therewith (the "Assessed Amount"). In addition, the Purchaser shall indemnify and hold harmless the Company's directors and officers for any and all liabilities they may have in respect of the Assessed Amount, which obligation the Company shall hold in trust for the benefit of its directors and officers.

7.    INDEMNIFICATION CLAIMS

      (a) If any Canadian taxation authority asserts that the Company is responsible for an Assessed Amount (a "Claim"), the Company shall promptly notify the Purchaser of such Claim, and the provisions of
            Section 7(b) or 7(c), as the case may be, shall apply.

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      (b)   With respect to any administrative or judicial proceeding regarding a Claim, to the extent the Company is able to separate the issue contested with respect to such Claim from other issues involving the Company without adversely affecting the Company (as determined by the Company in good faith), the Company shall permit the Purchaser (but the Purchaser shall be under no obligation) to contest and defend (and at its option to settle) any such Claim on behalf of the Company, provided that the Purchaser shall bear the full costs of such action. Notwithstanding the foregoing, the Purchaser shall, prior to commencing any such contest or defense as provided in this
            Section 7(b), provide a written acknowledgment of its liability to the Company in respect of the Claim and shall have paid the full amount of the Claim to the Company. The Company shall provide the Purchaser with such assistance as the Purchaser may reasonably request in connection with any such proceeding, which assistance shall include, without limitation, providing the Purchaser with such documents and other tangible items as the Purchaser may reasonably request in connection with such proceeding.

      (c) With respect to any administrative or judicial proceeding regarding a Claim, to the extent the Company is not able to separate the issue contested with respect to such Claim from other issues involving the Company without adversely affecting the Company (as determined by the Company in good faith), the Company shall at the expense of the Purchaser (including reasonable legal and accounting fees, and other expenses), and after giving reasonable consideration to the views of the Purchaser and its advisors, contest and defend any such Claim and, if requested by the Purchaser, shall appeal any adverse administrative or judicial decision to the highest authorities as allowed by law. Notwithstanding the foregoing, the Company shall not be required to commence any such contest or defense as provided in this Section 7(c) unless prior to such commencement the Purchaser has provided a written acknowledgment of its liability to the Company with respect to the Claim and has paid the full amount of the Claim to the Company.

      (d) Where the Purchaser has made a payment to the Company in respect of a Claim, as contemplated by either Section 7(b) or (c), and as a result of a successful contestation or defense of such Claim, a refund is received by the Company, the Purchaser shall be entitled to receive that portion of such refund (including the interest component of such refund) which is commensurate with the amount of the payment which the Purchaser has made to the Company, the amount of any

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            payment which the Company has made to the applicable taxation authority and the degree of success which has been achieved.

8.    ASSIGNMENT

      Nether of the parties may assign any right, benefit or interest in this Agreement without the written consent of the other, and any purported assignment without such consent will be void.

9.    ENTIRE AGREEMENT

      This Agreement together with the Private Placement Subscription Agreement constitutes the entire agreement between the parties and supersedes every previous agreement, communication, expectation, negotiation, representation, warranty or understanding whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

10.   TIME OF THE ESSENCE

      Time is expressly declared to be of the essence of this Agreement. Any extension of time hereunder shall not be deemed to be or to operate in law as a waiver on the part of that party granting the extension that time is no longer of the essence.

11.   FURTHER ACTS

      Each party will execute and deliver such further agreements and documents and do such further acts and things as any other party hereto reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

12.   ENUREMENT

      This Agreement will enure to the benefit of and be binding upon the respective legal representatives and successors and permitted assigns of the parties.

13.   COUNTERPARTS AND FACSIMILE COPIES

      This Agreement may be executed in any number of counterparts and by facsimile copies with the same effect as if all parties to this Agreement had signed the same document and all counterparts and facsimile copies will be construed together and will constitute one and the same instrument.

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      IN WITNESS WHEREOF the parties hereto have hereunto duly executed this
Agreement on the date first above written.

                                      TIFFANY & CO. INTERNATIONAL

                                      By:    /s/ Patrick B. Dorsey
                                             -----------------------------------
                                             Authorized Signing Officer


                                      ABER DIAMOND CORPORATION

                                      By:    /s/ Robert Gannicot
                                             -----------------------------------
                                             Authorized Signing Officer


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                                  SCHEDULE "A"
                                   RESIGNATION

      The undersigned, James Fernandez (the "Director"), hereby tenders his resignation as a director of Aber Diamond Corporation (the "Corporation") to be effective immediately.

            DATED this 6th day of December, 2004.



--------------------------------------   ---------------------------------------
              Witness                                JAMES FERNANDEZ